Exhibit 10.4

EXECUTION VERSION

SUBLEASE AGREEMENT

THIS SUBLEASE (the “Sublease”) is made and entered into between Oragenics, Inc., a Florida corporation (“Sublessor”) and Probiora Health, LLC, a Delaware limited liability company (“Subtenant”).

1.	PREMISES: In accordance with that certain Sublease Agreement dated October 10, 2013 (as may be amended from time to time, the “Prime Lease”), Sublessor leases from Tampa Eisenhower, LLC (“Landlord”) certain premises containing approximately 4,168 square feet in the aggregate (“Leased Premises”) located at 4902 Eisenhower Avenue, Suite 125, Tampa, FL 33634. The Leased Premises are further described in the Prime Lease, a copy of which is attached hereto as Exhibit A and is incorporated by reference herein.

2.	DEMISE: In accordance with this Sublease, Sublessor hereby subleases to Subtenant, and Subtenant hereby subleases from Sublessor, 827.92 square feet of the Leased Premises (“Subleased Premises”), as demised per the floor plan depicted in Exhibit B. Subject to the terms of the Prime Lease, at no additional charge to Subtenant (except such charges as may be included in Operating Costs in accordance with the terms of the Prime Lease), Subtenant shall have the right to use all associated common areas and shall have such other use and access rights as may be necessary for the exercise of its rights and the performance of its obligations hereunder, including, but not limited to, access to electrical, phone and data rooms, existing phone and data wiring infrastructure, and restrooms.

ln addition, Sublessor shall have non-exclusive access to and use of the conference rooms, break room, internet service, copiers and trash removal services, as all are currently located in and provided to the Leased Premises (the “Amenities”), such use to be in a manner that does not unreasonably interfere with Sublessor’s use of the Amenities.

3.	SUBLEASE: This Sublease is subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subject and subordinate.

4.	TERM: The term of this Sublease shall commence on June 24, 2016 (the “Commencement Date”) and shall expire on February 28, 2017 (the “Term”), unless sooner terminated in accordance with this Sublease.

5.	PRIME LEASE: The Prime Lease is incorporated herein by reference (Exhibit A) so that, except to the extent that certain provisions of the Prime Lease are inapplicable or modified by this Sublease, or excluded below, each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of Landlord shall, in respect of the Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of lessee there under shall, in respect to the Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in the Sublease, and as if the words “Landlord” and “Tenant”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublessor” and “Subtenant” in this Sublease, and as if the words “Leased Premises”, “Premises”, “Leased Property”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this “Sublease.” If any of the express provisions of the

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Sublease shall conflict with any of the provisions of the Prime Lease incorporated by reference herein, such conflict shall be resolved in every instance in favor of the express provisions of the Sublease. Notwithstanding the foregoing or anything to the contrary contained herein, Subtenant shall not have the right to exercise any renewal options, expansion options, rights of first offer or similar rights set forth in the Prime Lease.

6.	RENT: Subtenant shall pay the total rent, including base rent, additional costs and other charges (collectively referred to herein as “Rent”), in the amount of $1,622.60 per month, which shall be paid on the fifth day of every month during the Term.

Subtenant shall make all payments to the party identified in the “Notices” section set forth herein, or to such other place as Sublessor may designate in writing. If the Commencement Date is other than the first day of a calendar month, the Rent for the first month shall be prorated and shall be tendered to Sublessor simultaneously with Subtenant’s executed counterpart of this Sublease.

7.	PERFORMANCE BY SUBLESSOR: Any obligations of Sublessor which are contained in this Sublease by the incorporation by reference of the provisions of the Prime Lease shall be observed or performed by Sublessor using reasonable efforts to cause the Landlord to observe and/or perform the same (which obligations include, without limitation, services to be provided by Landlord and restoration of damaged property), and Sublessor shall enforce its rights to cause such observance or performance in a commercially reasonable manner. Subtenant shall not in any event have any rights with respect to the Subleased Premises greater than Sublessor’s right with respect thereto under the Prime Lease.

8.	NO BREACH OF PRIME LEASE: Subtenant shall not do any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease by Sublessor thereunder, whether or not such act or thing is permitted under the provisions of this Sublease. Sublessor shall not do or permit to be done any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease.

9.	INDEMNITY: In addition to the indemnity obligations and related provisions of the Master Lease (including, without limitation, Section 10(d)), Subtenant shall indemnify Sublessor in the same manner as set forth therein, such that the indemnifications, covenants, agreements, and obligations contained therein shall inure to the benefit of both Master Landlord and Sublessor. All waivers of liability of Master Landlord under the Master Lease, including without limitation those set forth in Section 10(c) of the Master Lease, shall likewise be deemed waivers by Subtenant in favor of Master Landlord and Sublessor. Furthermore, Subtenant shall indemnify, defend, and save harmless Sublessor and Sublessor’s employees, agents, and contractors from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any negligence, acts or omissions of Subtenant, its employees, agents and invitees, in connection with the Leased Premises or any default by Sublessee under this Sublease, including, without limitation, any holdover by Subtenant after expiration or earlier termination of this Sublease.

10.	NO PRIVITY OF ESTATE: Nothing contained in the Sublease shall be construed to create privity of estate or of contract between Subtenant and the Landlord.

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11.	RELEASES: Subtenant hereby releases the Landlord or anyone claiming through or under the Landlord by way of subrogation or otherwise to the extent that Sublessor, as tenant, released the Landlord pursuant to the terms of the Prime Lease, and/or the Landlord was relieved of liability or responsibility pursuant to the provisions of the Prime Lease, and Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of the Landlord which Sublessor is required to provide pursuant to the provisions of the Prime Lease with respect to the Subleased Premises.

12.	USE: Subtenant shall use and occupy the Subleased Premises solely for general office purposes and lawful uses incidental thereto. Any other activities not specifically mentioned above regarding the use and occupancy of the Subleased Premises is subject to the prior written approval of Sublessor and Landlord.

13.	CONDITION OF SUBLEASED PREMISES: Subtenant is leasing the Subleased Premises in its “as is,” “where is” condition as of the Commencement Date.

14.	CONSENT AND APPROVALS: Sublessor shall reasonably cooperate to seek Landlord’s consent to any matter under the Prime Lease as may be reasonably requested by Subtenant.

15.	NOTICES: Any notice, report, statement, approval, consent, designation, demand or request to be given under this Sublease shall be effective when delivered in writing, after being deposited for mailing with the United States Postal Service or with a recognized overnight delivery service and addressed to Sublessor or Subtenant at the following addresses:

Sublessor: Oragenics, Inc. Michael Sullivan, CFO 4902 Eisenhower Boulevard, Suite 125 Tampa, FL 33634 msullivan@oragenics.com	Subtenant: ProBiora Health, LLC Christine L. Koski, Manager 3824 Cedar Springs Rd., #349 Dallas, TX 75219 ckoski@probiorahealth.net

Sublessor shall promptly give written notice to Subtenant of (i) all claims, demands or controversies by or with the Landlord under the Prime Lease, and (ii) any events which require that Sublessor give notice to Landlord under the Prime Lease, which would materially affect Subtenant’s rights or obligations hereunder.

16.	TERMINATION: If for any reason the Prime Lease shall terminate prior to the expiration of the Sublease Term, this Sublease shall thereupon be simultaneously terminated and Sublessor shall have no liability whatsoever to Subtenant by reason thereof. Sublessor and Subtenant shall each have the right to terminate this Sublease by delivering written notice to the other no later than sixty (60) days prior to the early termination date, provided however, Sublessor shall not deliver a written notice of termination prior to August 1, 2016. To the extent the lease termination falls on a date that is other than the first day of a calendar month, the rent for that month shall be prorated.

17.	ASSIGNMENT AND SUBLETTING: Subtenant shall not sublet the Subleased Premises or any part thereof or assign the Sublease or otherwise encumber or dispose of its interest therein without

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Sublessor’s and Landlord’s prior written consent in each instance, which consent may be withheld in Sublessor’s and/or Landlord’s sole discretion, except that Subtenant shall have the right, without Sublessor’s or Landlord’s consent, to assign this Sublease to any entity that controls, is controlled by, or under common control with Subtenant.

18.	INSURANCE: Subtenant shall, throughout the term of this Sublease, maintain for the Subleased Premises comparable insurance coverage as required of Sublessor under the Prime Lease. Such insurance shall, in addition to complying with the requirements of the Prime Lease, name Sublessor as an additional insured.

19.	DEFAULT: The default provisions set forth in the Prime Lease are incorporated herein by reference, provided that Subtenant shall have a five (5) day notice and cure period for monetary default and a fifteen (15) day notice and cure period for non-monetary default (unless such cure cannot reasonably be completed within fifteen (15) days, in which case Subtenant shall have a reasonable period of time in which to effect a cure, so long as Subtenant diligently prosecutes the cure to completion). Any Event of Default by Subtenant under the terms of the Prime Lease (as defined in Section 16 thereof) or this Sublease shall entitle Sublessor to the remedies set forth in the Prime Lease, including without limitation, Section 17.

20.	BROKERAGE: Each party represents and warrants to the other that no broker or other person had any part, or was instrumental in any way, in bringing about the Sublease.

21.	WAIVER OF JURY TRIAL: TO THE MAXIMUM EXTENT PERMITTED BY LAW, SUBLANDLORD AND SUBLESSEE EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS SUBLEASE, THE PRIME LEASE, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

22.	MODIFICATIONS: The Sublease cannot be changed orally or in any manner other than by a written agreement executed by both parties. Sublessor shall not amend the Prime Lease with respect to any material provision that would materially affect Subtenant’s rights or obligations hereunder without Subtenant’s prior written consent.

23.	SUCCESSORS AND ASSIGNS: The provisions of the Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

24.	INTERPRETATION: This Sublease shall be governed by and construed in accordance with the laws of the State of Florida. If any provision of the Sublease or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of the Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The captions and headings are solely for convenience of reference and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Sublease to be drafted.

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25.	AUTHORITY: Each party represents and warrants that the undersigned has the full right, power and authority to execute this Sublease on behalf of the party indicated.

26.	QUIET ENJOYMENT: Sublessor warrants that, upon payment of the Rent, as defined herein, and performance of all obligations, covenants and agreements of Subtenant hereunder, Subtenant shall peaceably and quietly have, hold and enjoy the Subleased Premises during the Sublease Term, subject however to the provisions of this Sublease.

27.	PARKING: Subject to the terms and conditions of the Prime Lease, Sublessor shall, at no cost to Subtenant, allow Subtenant the use of such parking as is made available to Sublessor under the Prime Lease with respect to the Subleased Premises.

28.	ATTORNEYS’ FEES: If Sublessor or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party shall be awarded all of the prevailing party’s costs incurred in such action (including without limitation reasonable attorneys’ fees and costs at all tribunal levels) to be paid by the non-prevailing party.

29.	TIME: Time is of the essence with regard to all Subtenant and Sublessor obligations under this Sublease.

30.	RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

31.	LANDLORD’S CONSENT: This Sublease is expressly contingent upon receipt of Landlord’s approval and execution of the Landlord’s Consent attached hereto as Exhibit C and incorporated herein by this reference.

32.	COUNTERPARTS: This Sublease may be executed in multiple counterparts. Facsimile signatures shall be deemed originals.

[Signature page follows]

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[Signature page to Sublease Agreement]

IN WITNESS WHEREOF, the parties have caused this Sublease to be executed by their duly authorized representatives.

WITNESSES:	SUBTENANT: Probiora Health, LLC, a Delaware limited liability company

Witness 1:	By:	/s/ Christine L. Koski

Name:	Name: Christine L. Koski

Witness 2:	Title: Manager

Name:	Date: June 24, 2016

WITNESSES:	SUBLESSOR: Oragenics, Inc., a Florida corporation

Witness 1:	By:	/s/ Michael Sullivan

Name:	Name: Michael Sullivan

Witness 2:	Title: Chief Financial Officer

Name:	Date: June 24, 2016

Exhibits:

-   Prime Lease

-   Subleased Premises Floor Plan

-   Landlord Consent

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